FORM 12b-25
                                           SEC FILE NUMBER
                                              0-15910



                          UNITED STATES

               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

(Check One): []Form 10-K []Form 20-F []Form 11-K [x]Form 10-Q
             []Form N-SAR

 For Period Ended: December 31, 1996
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 [ ]Transition Report on Form 10-K
 [ ]Transition Report on Form 20-F
 [ ]Transition Report on Form 11-K
 [ ]Transition Report on Form 10-Q
 [ ]Transition Report on Form N-SAR

 For the Transition Period Ended:________________________________


_________________________________________________________________

 Nothing in this form shall be construed to imply that the
 Commission has verified any information contained herein.
_________________________________________________________________


If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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PART I-REGISTRANT INFORMATION

Control Chief Holdings, Inc.
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 Full Name of Registrant:

Not Applicable
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 Former Name if Applicable

200 Williams Street
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 Address of Principal Executive Office (Street and Number)

Bradford, Pennsylvania 16701
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 City, State and Zip Code


PART II-RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check box if appropriate)

         (a) The reasons described in reasonable detail in Part
             III of this form could not be eliminated without unreasonable effort or expense;

         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K,
             Form N-SAR, or portion thereof, will be filed on or
[x] before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III-NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach
Extra Sheets if Needed)

Due to technical difficulties at the Company's foreign subsidiary, the quarterly financial information needed to compile the necessary financial information for the Holding Company was received late. Subsequently the Company was unable to consolidate this information into its quarterly financial reports in time to file the quarterly 10-QSB by the February 14, 1997 due date. Therefore Control Chief Holdings, Inc. is filing a Form 12b-25 - Notification of Late Filing for the December 31, 1996 quarterly report due February 14, 1997.

PART IV-OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


    Stephen J. Pachla          814             362-6811
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         (Name)            (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
    identify report(s).                    [x] Yes    [ ] No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?
                                           [ ] Yes    [x] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                 Control Chief Holdings, Inc.
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          (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date February 14, 1997
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By /S/Douglas S. Bell
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